UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2015

PERNIX THERAPEUTICS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-14494	33-0724736
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 North Park Place, Suite 201, Morristown, New Jersey	07960
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 793-2145

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On April 13, 2015, in connection with the consent solicitation described below, Pernix Therapeutics Holdings, Inc. (the “Company”) entered into a Consent Solicitation Support Agreement with beneficial holders of the Company’s 12% Senior Secured Notes due 2020 (the “Notes”) representing approximately 58% of the principal amount of Notes outstanding, pursuant to which such holders agreed to consent to certain amendments to the indenture, dated August 19, 2014, among the Company, certain subsidiaries of the Company, as guarantors, and U.S. Bank National Association, that governs the Notes (the “Indenture”).

The foregoing description of the Consent Solicitation Support Agreement is not complete and is subject to and qualified in its entirety by reference to the Consent Solicitation Support Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01.    Regulation FD Disclosure.

On April 13, 2015, the Company issued a press release announcing that it had launched a consent solicitation to holders of the Notes seeking consents to amend the Indenture to allow the Company to incur up to $42.2 million of additional debt in exchange for a consent fee in cash equal to 1% of the principal amount of any Notes in respect of which a holder properly consents to the amendments, if the amendments are adopted.  A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.    Financial Statements and Exhibits.

 (d) Exhibits. The following documents are filed as exhibits to this report:

Exhibit No.	Description

10.1	Consent Solicitation Support Agreement, dated as of April 13, 2015, between the Company and each of the Noteholders party thereto.

99.1	Press Release of Pernix Therapeutics Holdings, Inc. dated April 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pernix Therapeutics Holdings, Inc.

Date: April 16, 2015	By:	/s/ Sanjay Patel
Sanjay Patel
Chief Financial Officer